Exhibit 8(b)

                        CitiFunds Tax Free Income Trust
                           21 Milk Street, 5th Floor
                          Boston, Massachusetts 02109

                               September 14, 1998

State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts 02110

     Re:  CitiFunds Tax Free Income Trust - Custodian Contract

Ladies and Gentlemen:

     Pursuant to Section 12 of the Custodian Contract dated as of June 24, 1986 (the "Contract"), between CitiFunds Tax Free Income Trust (the "Trust") and State Street Bank and Trust Company (the "Custodian"), we hereby request that CitiFunds California Tax Free Income Portfolio (the "Fund") be added to the list of series of the Trust to which the Custodian renders services as custodian under the terms of the Contract.

     Please sign below to evidence your agreement to render such services as custodian on behalf of the Fund as a beneficiary under the Contract.

                                    CITIFUNDS TAX FREE INCOME TRUST

                                    By:     Philip W. Coolidge

                                    Title:  President



Agreed:

STATE STREET BANK AND TRUST COMPANY

By:     Ronald E. Logue

Title:  Executive Vice President